Exhibit 99.1

BancTrust Financial Group, Inc. Reports Second Quarter Profit

MOBILE, Ala.--(BUSINESS WIRE)--July 29, 2011--BancTrust Financial Group, Inc. (NASDAQ: BTFG) today reported its financial results for the second quarter and six months ended June 30, 2011. The Company reported that its second quarter 2011 net income, before the preferred dividend, was $806,000 compared with net income, before the preferred dividend, of $969,000 in the second quarter of 2010. Net income available to common shareholders was $35,000, or $0.00 per fully diluted share, for the second quarter of 2011 compared with $206,000, or $0.01 per fully diluted share, for the second quarter of 2010. The second quarter net income available to common shareholders was net of a preferred stock dividend of $771,000 in 2011 and $763,000 in 2010.

“BancTrust reported growth in net interest revenue, growth in non-interest revenue and lower non-interest expenses in the second quarter of 2011 compared with the same quarter last year,” stated W. Bibb Lamar, Jr., President and Chief Executive Officer of BancTrust Financial Group, Inc. “We also reported an increase in our net interest margin compared with the first quarter of this year, marking the third linked quarter of margin improvement. We have made solid progress in improving our core business since last year and are pleased to report our eighth consecutive quarter of profitability.

“We continue to focus on improving loan quality and reducing non-performing assets as key drivers for improving BancTrust’s future profitability,” continued Mr. Lamar. “Loans 30 days past due were $11.9 million in the second quarter of 2011, compared to $16.9 million in the second quarter of last year. We also experienced lower costs related to other real estate owned (OREO) and repossessed assets in the latest quarter compared with last year, but expect these costs to remain above historical levels as we work through the sale or disposition of our OREO.”

Second Quarter Results

Net interest revenue rose to $15.8 million in the second quarter of 2011 compared with $15.3 million in the second quarter of 2010. The increase in net interest revenue was due primarily to growth in average earning assets and a lower cost of funds compared with last year. BancTrust’s net interest margin rose 9 basis points to 3.23% in the second quarter of 2011 from the linked first quarter 2011 margin of 3.14%, primarily due to lower cost of funds and higher average investments in short-term assets.

Total loans were $1.3 billion at June 30, 2011, compared with $1.4 billion at June 30, 2010. The decrease in loans since last year was due to soft loan demand in certain markets, the transfer of loans to other real estate and loan charge-offs.

The provision for loan losses rose to $5.0 million in the second quarter of 2011 compared with $3.1 million in the second quarter of 2010. The increase in the provision for loan losses was due primarily to the anticipation of a higher level of charge-offs in the second quarter. Net charge-offs for the second quarter of 2011 were $10.4 million compared with $1.9 million in the second quarter of 2010. The increased level of charge-offs in the most recent quarter was due to charge-offs of specific allocations against loans where it was determined that repayment could be derived only from the sale of the underlying collateral. The allowance for loan losses was 3.04% of total loans at June 30, 2011, compared with 3.44% at June 30, 2010.

Deposits rose to $1.88 billion at June 30, 2011, compared with $1.76 billion at June 30, 2010. Liquidity at our subsidiary bank remained strong at June 30, 2011, as evidenced by $214.9 million in average overnight funds and short-term investments, up from $93.5 million in the second quarter of 2010. Short-term investments include investment securities with little price volatility that we can sell as needed for liquidity purposes. The bank used the excess liquidity to pay off approximately $22 million in Federal Home Loan Bank borrowings in the second quarter of 2011. We anticipate paying all of our brokered deposits, $15.1 million, in the third quarter.

Total non-interest revenue rose to $5.09 million in the second quarter of 2011 compared with $5.06 million in the second quarter of 2010. The growth in non-interest revenue benefited from higher trust revenue and securities gains, offset partially by lower service charges on deposits and other non-interest income.

Non-interest expense declined to $14.7 million in the second quarter of 2011 compared with $15.9 million in the second quarter of 2010. Salary expense, net occupancy expense, intangible amortization and other non-interest expenses all declined compared to the second quarter of last year. Gain on repossessed and other assets rose to $154,000 in the second quarter of 2011 compared with a loss of $455,000 in the second quarter of the prior year.

“We reported our third consecutive quarterly decrease in non-interest expenses, highlighting the progress we have made in reducing our operating costs by consolidating certain operations,” noted Mr. Lamar. “We expect to consolidate our downtown Mobile branch and our corporate headquarters with our operations center in the newly renovated RSA BankTrust Building in the Fall.”

BancTrust’s pre-tax income was $1.1 million in the second quarter of 2011 compared with $1.5 million in the second quarter of 2010. Net income available to common shareholders was $35,000 for the second quarter of 2011 compared with $206,000 in the second quarter of 2010.

Six Months Results

Net income available to common shareholders was $286,000 for the first six months of 2011 compared with $592,000 for the first six months of 2010. Net income per diluted common share was $0.02 for the first six months of 2011 compared with $0.03 per diluted common share for the same period in 2010.

Net interest income increased to $30.9 million in the first six months of 2011 compared with $30.2 million in the first six months of 2010. The increase in net interest income was due primarily to lower interest expense compared with the prior year.

The provision for loan losses rose to $8.5 million in the 2011 period compared with $5.9 million in the 2010 period. At June 30, 2011, non-performing assets increased to $195.1 million compared with $185.5 million at December 31, 2010, primarily as a result of one significant relationship in Central Alabama and one significant relationship in Northwest Florida being placed on non-accrual status. Non-performing assets were relatively unchanged from March 31, 2011.

Non-interest expense declined to $30.2 million in the first six months of 2011 compared with $31.6 million in the first six months of 2010. The decline was due to reduced costs in most major expense categories. Losses on OREO increased to $726 thousand in the first six months of 2011, reflecting the write-down of several pieces of other real estate to their estimated fair value. FDIC insurance increased to $2.2 million in the first six months of 2011, an 11.7% increase from the same period in 2010, due to the growth in average deposits.

BancTrust was classified as well-capitalized at the end of the second quarter of 2011. Total risk-based capital was 14.6% for the holding company and 15.9% for the bank, compared with a regulatory requirement of 10.0% for a well-capitalized institution and a minimum regulatory requirement of 8.0%. Tier 1 risk-based capital was 13.4% for the holding company and 14.7% for the bank, both measures significantly above the requirement of 6.0% for a well-capitalized institution and minimum regulatory requirement of 4.0%.

“BancTrust did not declare a cash dividend on its common stock for the second quarter of 2011,” continued Mr. Lamar. “Our focus remains on preserving our capital base while the economy remains soft. We will continue to evaluate the payment of common cash dividends in the future based on our earnings outlook, capital and the state of the economy.”

About BancTrust Financial Group, Inc.

BancTrust Financial Group, Inc. is a registered bank holding company headquartered in Mobile, Alabama. The Company provides an array of traditional financial services through 41 bank offices in the southern two thirds of Alabama and 9 bank offices in northwest Florida. BancTrust’s common stock is listed on the NASDAQ Global Select Market under the symbol BTFG.

Additional information concerning BancTrust Financial Group can be accessed at www.banktrustonline.com by following the link to investor relations.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning and subject to the protection of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can be identified by the use of words such as “expect,” “may,” “could,” “intend,” “project,” “hope,” “schedule,” “outlook,” “estimate,” “anticipate,” “should,” “will,” “plan,” “believe,” “continue,” “predict,” “contemplate” and similar expressions. Our ability to accurately project results or predict the future effects of our plans and strategies is inherently limited. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward looking statements. Our forward-looking statements are based on information presently available to management and are subject to various risks and uncertainties, in addition to the inherent uncertainty of predictions, including, without limitation, risks that competitive pressures among depository and other financial institutions may increase significantly; changes in the interest rate environment may reduce margins; general economic conditions may be less favorable than expected, resulting in, among other things, a further deterioration in credit quality and/or a reduction in demand for credit; legislative or regulatory changes, including changes in accounting standards and changes resulting from the Emergency Economic Stabilization Act of 2008, American Recovery and Reinvestment Act of 2009, Dodd-Frank Wall Street Reform and Consumer Protection Act and programs enacted by the U. S. Treasury and BancTrust’s regulators to address capital and liquidity concerns in the financial system, may adversely affect the business in which BancTrust is engaged; BancTrust may be unable to obtain required shareholder or regulatory approval or financing for any proposed acquisition or other strategic or capital raising transactions; costs or difficulties related to the integration of BancTrust’s businesses may be greater than expected; deposit attrition, customer loss or revenue loss following acquisitions may be greater than expected; competitors may have greater financial resources and develop products that enable these competitors to compete more successfully than BancTrust can compete; and the other risks described in BancTrust’s SEC reports and filings under “Cautionary Note Concerning Forward-Looking Statements” and “Risk Factors.” You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made. BancTrust has no obligation and does not undertake to publicly update, revise or correct any of its forward-looking statements after the date of this press release, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise.

BANCTRUST FINANCIAL GROUP, INC.
(BTFG)
Financial Highlights (Unaudited)
(In thousands, except per share amounts)

	Quarter Ended					Six Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
	2011	2011	2010	2010	2010	2011	2010

EARNINGS:
Interest revenue	$20,640	$20,362	$20,913	$21,111	$21,232	$41,002	$42,052
Interest expense	4,874	5,196	5,938	5,885	5,920	10,070	11,848

Net interest revenue	15,766	15,166	14,975	15,226	15,312	30,932	30,204

Provision for loan losses	5,000	3,500	3,000	3,400	3,050	8,500	5,900

Trust revenue	1,045	1,045	959	952	961	2,090	1,913
Service charges on deposit accounts	1,486	1,539	1,695	1,776	1,829	3,025	3,750
Securities gains	879	484	791	281	460	1,363	1,297
Other income, charges and fees	1,679	1,769	1,848	1,721	1,807	3,448	3,421
Total non-interest revenue	5,089	4,837	5,293	4,730	5,057	9,926	10,381

Salaries, pensions and other employee benefits	6,905	7,197	7,106	6,879	6,914	14,102	14,271
Net occupancy, furniture and equipment expense	2,288	2,398	2,533	2,519	2,510	4,686	5,052
Intangible amortization	292	292	493	568	567	584	1,134
Loss on other real estate, net	553	173	1,294	437	300	726	462
Loss (gain) on repossessed and other assets	(154)	(3)	33	16	455	(157)	249
FDIC insurance assessment	1,029	1,143	1,096	1,070	1,004	2,172	1,944
Other real estate carrying cost	407	554	456	462	363	961	1,057
Other non-interest expense	3,402	3,676	3,783	3,400	3,740	7,078	7,391
Total non-interest expense	14,722	15,430	16,794	15,351	15,853	30,152	31,560
Income before income taxes	1,133	1,073	474	1,205	1,466	2,206	3,125
Income tax expense (benefit)	327	53	(500)	398	497	380	1,031
Net income	806	1,020	974	807	969	1,826	2,094

Effective preferred stock dividend	771	769	767	764	763	1,540	1,502

Net income to common shareholders	$35	$251	$207	$43	$206	$286	$592

Earnings per common share:
Total
Basic	$0.00	$0.01	$0.01	$0.00	$0.01	$0.02	$0.03
Diluted	0.00	0.01	0.01	0.00	0.01	0.02	0.03

Cash dividends declared per common share	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00

Book value per common share	$6.71	$6.49	$6.56	$6.80	$6.75	$6.71	$6.75

Common shares outstanding	17,953	17,936	17,640	17,640	17,639	17,953	17,639
Basic average common shares outstanding	17,949	17,754	17,640	17,640	17,639	17,852	17,639
Diluted average common shares outstanding	18,005	17,831	17,725	17,728	17,721	17,919	17,721

STATEMENT OF CONDITION:	06/30/11	03/31/11	12/31/10	09/30/10	06/30/10	06/30/11	06/30/10
Cash and cash equivalents	$101,676	$127,610	$169,874	$210,468	$126,633	$101,676	$126,633
Securities available for sale	553,391	523,475	425,560	372,972	340,466	553,391	340,466
Loans and loans held for sale	1,323,149	1,356,284	1,383,285	1,395,821	1,421,604	1,323,149	1,421,604
Allowance for loan losses	(40,279)	(45,711)	(47,931)	(47,426)	(48,903)	(40,279)	(48,903)
Other intangible assets	4,048	4,340	4,632	5,126	5,693	4,048	5,693
Other real estate owned	87,539	85,293	82,419	81,446	72,124	87,539	72,124
Other assets	128,295	133,469	140,309	138,578	140,669	128,295	140,669
Total assets	$2,157,819	$2,184,760	$2,158,148	$2,156,985	$2,058,286	$2,157,819	$2,058,286

Deposits	$1,882,132	$1,891,068	$1,864,805	$1,859,396	$1,762,134	$1,882,132	$1,762,134
Short term borrowings	20,000	20,000	20,000	20,000	20,000	20,000	20,000
FHLB borrowings and long term debt	70,686	92,742	92,804	92,859	92,920	70,686	92,920
Other liabilities	16,115	16,301	16,609	16,701	16,319	16,115	16,319
Preferred stock	48,430	48,284	48,140	47,999	47,859	48,430	47,859
Common shareholders' equity	120,456	116,365	115,790	120,030	119,054	120,456	119,054
Total liabilities and shareholders' equity	$2,157,819	$2,184,760	$2,158,148	$2,156,985	$2,058,286	$2,157,819	$2,058,286

	Quarter Ended					Six Months Ended
	06/30/11	03/31/11	12/31/10	09/30/10	06/30/10	06/30/11	06/30/10
AVERAGE BALANCES:
Total assets	$2,170,993	$2,168,945	$2,164,279	$2,090,559	$2,041,743	$2,169,975	$2,009,786
Earning assets	1,962,263	1,958,215	1,952,988	1,881,627	1,842,554	1,960,250	1,812,223
Loans	1,346,735	1,368,498	1,391,610	1,408,494	1,432,183	1,357,557	1,446,594
Deposits	1,876,819	1,875,862	1,866,572	1,792,242	1,746,412	1,876,343	1,714,839
Common shareholders' equity	118,592	115,586	119,953	120,498	118,079	117,097	117,718

PERFORMANCE RATIOS:

Return on average assets	0.15%	0.19%	0.18%	0.15%	0.19%	0.17%	0.21%
Return on average common shareholders' equity	0.12%	0.88%	0.68%	0.14%	0.70%	0.49%	1.01%
Net interest margin (tax equivalent)	3.23%	3.14%	3.04%	3.21%	3.34%	3.18%	3.37%

ASSET QUALITY:

Ratio of non-performing assets to total assets	9.04%	8.93%	8.60%	8.57%	8.73%	9.04%	8.73%
Ratio of allowance for loan losses to total loans, net of unearned income	3.04%	3.37%	3.47%	3.40%	3.44%	3.04%	3.44%
Net loans charged-off to average loans (annualized)	3.11%	1.70%	0.71%	1.37%	0.54%	2.40%	0.40%
Ratio of ending allowance to total non-performing loans	37.46%	41.59%	46.50%	45.86%	45.43%	37.46%	45.43%

CAPITAL RATIOS:

Average common shareholders' equity to average total assets	5.46%	5.33%	5.54%	5.76%	5.78%	5.40%	5.86%
Dividend payout ratio	N/A	N/A	N/A	N/A	N/A

CONTACT:
BancTrust Financial Group, Inc.
F. Michael Johnson, 251-431-7813
Chief Financial Officer